Exhibit 99.1

Heritage Announces Full Placement of 2024-2025 CAT XOL Reinsurance Program

Tampa, FL – April 29, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company announced today that it fully placed its 2024-2025 indemnity based, catastrophe excess-of-loss reinsurance program for its insurance subsidiaries, Heritage Property Casualty Insurance Company, Narragansett Bay Insurance Company, and Zephyr Insurance Company.

“We are delighted to announce the successful completion of our 2024-2025 catastrophe excess of loss reinsurance program,” stated Heritage CEO Ernie Garateix. “We value the unwavering support of our valued long-term reinsurance partners as well as new reinsurance partners and reaffirm our commitment to provide appropriate coverage for the markets we serve. I’m pleased to continue to place a portion of our program through capital markets using catastrophe bonds issued by Citrus Re, which provides multi-year reinsurance coverage.”

Key points of the 2024-2025 catastrophe reinsurance program include:

•	Total consolidated cost of approximately $422.3 million.

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The prior year program included over $70.0 million of limit provided through the Florida Reinsurance to Assist Policyholders (“RAP”) program at no cost to the Company. The current year program cost includes replacement of that program with external reinsurance partners.

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External party first event reinsurance tower exhaustion points of $1.1 billion for the Northeast, $1.3 billion in the Southeast and $750.0 million in Hawaii. Each reinsurance tower may be supplemented with limit purchased through affiliate Osprey Re.

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The 2024 catastrophe excess of loss reinsurance program includes a Southeast-only limit of $100.0 million through catastrophe bonds issued by Citrus Re Ltd., a Bermuda-domiciled special purpose vehicle. This addition complements the existing Citrus Re 2023 catastrophe bonds, which featured a $120.0 million Northeast only limit and a $115.0 million combined Northeast/Hawaii limit, both of which remain unused. Furthermore, the $100 million limit of the 2022 in-force Northeast-only catastrophe bond also remains unutilized and available for the 2024 hurricane season.

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The loss retention for the Company is approximately $40.0 million for the Southeast and Hawaii, respectively, and $32 million for the Northeast. The retention for each insurance company could be reduced by limit purchased through affiliate Osprey Re.

•	Florida Hurricane Catastrophe Fund participation of 90.0%, consistent with the prior year program.

•	The entire program is indemnity based, with no parametric covers.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to our 2024-2025 catastrophe reinsurance program. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine, and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contacts:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Zack Mukewa

Lambert

HRTG@lambert.com